SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 27, 2004

Gateway Financial Holdings, Inc.

North Carolina	000-33223	56-2264354
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

1145 North Road Street, Elizabeth City, North Carolina	27909
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number: (252) 334-1511

This document contains 2 pages, excluding exhibits.

Item 5 — Other Events

Gateway Financial Holdings, Inc., the holding company for Gateway Bank, Elizabeth City, North Carolina, announced on February 27, 2004, that its Board of Directors had approved a 21 for 20 stock split, to be effected in the form of a 5% stock dividend, payable April 8, 2004 to shareholders of record as of March 15, 2004. The terms of the company’s outstanding warrants will be adjusted so that the holder of each warrant may receive the number of shares of common stock to which it would have been entitled if such holder had exercised the warrant immediately prior to the stock dividend. In addition, the warrant exercise price will be adjusted for the stock dividend. Prior to the stock dividend, a Warrant entitled a holder of each Warrant to purchase 1.155 shares of Common Stock at $9.61 per common share. Immediately following the stock dividend, the Warrants adjust and entitle the holder of each Warrant to purchase 1.213 shares of Common Stock at $9.15 per common share.

     Gateway Financial Holdings, Inc. is the holding company for Gateway Bank & Trust Co., a community bank with its principal offices in Elizabeth City, North Carolina and offices in Elizabeth City, Edenton, Kitty Hawk, Plymouth and Roper, North Carolina, and Chesapeake and Virginia Beach, Virginia. The Bank also provides insurance through Gateway Insurance Services, Inc., and brokerage services through Gateway Investment Services, Inc.

     The Common Stock of the company is traded on the Nasdaq SmallCap market under the symbol GBTS. The company’s Warrants are also traded on the Nasdaq SmallCap market under the symbol GBTSW.

Item 7(c): Exhibits

Exhibit 99:    Press Release regarding stock dividend

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Gateway Financial Holdings, Inc.

By:	/s/ Daniel B. Berry

Daniel B. Berry
President and Chief Executive Officer

Date:	March 1, 2004